Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2024-USNCH22125 Registration Statement Nos. 333-270327; 333-270327-01 Dated June 5, 2024; Filed pursuant to Rule 433

Contingent Income Callable Securities Due June , 2034 Based on the Performance of the S&P 500® Index

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Stated principal amount:	$1,000 per security
Pricing date:	June 17, 2024
Issue date:	June 21, 2024
Valuation dates, potential redemption dates and contingent coupon payment dates:	The expected valuation dates, potential redemption dates and contingent coupon payment dates are set forth below:
Valuation dates*	Potential redemption dates**	Contingent coupon payment dates**
September 17, 2024	N/A	September 20, 2024
December 17, 2024	December 20, 2024	December 20, 2024
March 17, 2025	March 20, 2025	March 20, 2025
June 17, 2025	June 23, 2025	June 23, 2025
September 17, 2025	September 22, 2025	September 22, 2025
December 17, 2025	December 22, 2025	December 22, 2025
March 17, 2026	March 20, 2026	March 20, 2026
June 17, 2026	June 23, 2026	June 23, 2026
September 17, 2026	September 22, 2026	September 22, 2026
December 17, 2026	December 22, 2026	December 22, 2026
March 17, 2027	March 22, 2027	March 22, 2027
June 17, 2027	June 23, 2027	June 23, 2027
September 17, 2027	September 22, 2027	September 22, 2027
December 17, 2027	December 22, 2027	December 22, 2027
March 17, 2028	March 22, 2028	March 22, 2028
June 20, 2028	June 23, 2028	June 23, 2028
September 18, 2028	September 21, 2028	September 21, 2028
December 18, 2028	December 21, 2028	December 21, 2028
March 19, 2029	March 22, 2029	March 22, 2029
June 18, 2029	June 22, 2029	June 22, 2029
September 17, 2029	September 20, 2029	September 20, 2029
December 17, 2029	December 20, 2029	December 20, 2029
March 18, 2030	March 21, 2030	March 21, 2030
June 17, 2030	June 21, 2030	June 21, 2030
September 17, 2030	September 20, 2030	September 20, 2030
December 17, 2030	December 20, 2030	December 20, 2030
March 17, 2031	March 20, 2031	March 20, 2031
June 17, 2031	June 23, 2031	June 23, 2031
September 17, 2031	September 22, 2031	September 22, 2031
December 17, 2031	December 22, 2031	December 22, 2031
March 17, 2032	March 22, 2032	March 22, 2032
June 17, 2032	June 23, 2032	June 23, 2032
September 17, 2032	September 22, 2032	September 22, 2032
December 17, 2032	December 22, 2032	December 22, 2032
March 17, 2033	March 22, 2033	March 22, 2033
June 17, 2033	June 23, 2033	June 23, 2033
September 19, 2033	September 22, 2033	September 22, 2033
December 19, 2033	December 22, 2033	December 22, 2033
March 17, 2034	March 22, 2034	March 22, 2034
June 20, 2034 (the “final valuation date”)	N/A	June 23, 2034 (the “maturity date”)

* Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur, as described in the accompanying product supplement.

** If the valuation date immediately preceding any contingent coupon payment date (other than the final valuation date) is postponed, that contingent coupon payment date will also be postponed so that it falls on the third business day after such valuation date, as postponed. Each potential redemption date is subject to postponement on the same basis as a contingent coupon payment date.

Maturity date:	Unless earlier redeemed by us, June 23, 2034
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed by us, the securities will pay a contingent coupon equal to 1.8375% of the stated principal amount of the securities (7.35% per annum) if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the coupon barrier level. If the closing level of the underlying index on any quarterly valuation date is less than the coupon barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.

Payment at maturity[1]:

Unless earlier redeemed by us, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows (in addition to the final contingent coupon payment, if any):

• If the final index level is greater than or equal to the downside threshold level: $1,000

• If the final index level is less than the downside threshold level:

$1,000 + ($1,000 × the index return)

If the final index level is less than the downside threshold level, you will receive less, and possibly significantly less, than 75.00% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment at maturity.

Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment, if any
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Coupon barrier level:	75.00% of the initial index level
Downside threshold level:	75.00% of the initial index level
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
CUSIP / ISIN:	17331UA49 / US17331UA495
Preliminary pricing supplement:	Preliminary pricing supplement dated June 5, 2024

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Index Return of Underlying Index on the Final Valuation Date	Payment at Maturity (excluding any coupon payable at maturity)
+40.00%	$1,000.00
+30.00%	$1,000.00
+20.00%	$1,000.00
+10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-26.00%	$740.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

1 All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $917.50 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	You will not receive any contingent coupon payment for any quarter in which the closing level of the underlying index is less than the coupon barrier level on the related valuation date.

•	Higher contingent coupon rates are associated with greater risk.

•	You may not be adequately compensated for assuming the downside risk of the underlying index.

•	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments.

•	The securities offer downside exposure to the underlying index, but no upside exposure to the underlying index.

•	The performance of the securities will depend on the closing level of the underlying index solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying index.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on Citigroup Global Markets Inc.’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which Citigroup Global Markets Inc. or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by Citigroup Global Markets Inc., and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Markets Inc. or its affiliates, will reflect a temporary upward adjustment.

•	Changes that affect the underlying index may affect the value of your securities.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying index.

•	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities.

•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.

•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.